Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2010 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2010.

Dimeco’s results of operation for the fourth quarter of 2010 were represented by earnings per share of $1.00, a 25.0% increase over earnings in the third quarter of 2010 and 33.3% greater than the fourth quarter of 2009. Earnings per share for the year ended 2010 were $3.24, an increase of 16.1% over earnings for 2009. Net income for 2010 was $5,159,000, an increase of 17.2% over income reported for the year 2009. The most significant contributor to this growth was a decline in interest expense of $1,430,000, or 16.3% less than a year earlier. Net interest income for the year ended December 31, 2010 was $17,354,000, which was $1,587,000 or 10.1% greater than the previous year. At this level of income, the Company reported a return on average assets of .94% and a return on average equity of 10.43% for 2010. Dividends remained solid, amounting to $1.44 per share in 2010, producing a dividend yield of 3.99%.

The Company experienced growth in balance sheet categories during the year. Total assets grew $11,557,000 or 2.2% to end the year at $542,214,000. Contributing to this growth was an increase in the loan portfolio of $15,057,000 or 3.7%, ending the year at $425,069,000. During 2010 deposits increased $11,618,000 or 2.6%. Stockholders’ equity of $50,679,000 at December 31, 2010 represented an increase of 7.6% over a year earlier. Balance sheet growth was managed at lower levels than our historical average as part of a deliberate plan to increase profitability.

Gary C. Beilman, president and chief executive officer, stated “In the midst of continuing economic pressure, we were able to produce greater income than in 2009. Pricing initiatives that were made on both sides of the balance sheet earlier this year contributed to this increase in net income, and assisted in increasing the equity to asset ratio by over 5%. For shareholders, additional good news includes handsome increases in the book value and market value of the Company’s stock.”

Beilman continued, “While delivering this good news, we remain mindful of the challenges presented by the ongoing economic issues in our country. During the year, our loan losses were at a minimum, however, loan delinquency levels increased as some customers struggled with decreased cash flow. In recognition of these issues, we prudently raised our allowance for loan loss by over 23%. Nonperforming credits continue to be monitored as we work diligently with customers, in order to produce the best possible results for the Company.”

Dimeco, Inc. is the holding company of The Dime Bank, a full service financial institution serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. / January 20, 2011 / Deborah Unflat

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009

Interest Income
Interest and fees on loans	$5,697	$5,553	$22,221	$22,366
Investment securities:
Taxable	294	280	1,336	1,194
Exempt from federal income tax	281	247	1,049	938
Other	16	13	68	19

Total interest income	6,288	6,093	24,674	24,517

Interest Expense
Deposits	1,249	1,838	6,215	7,531
Short-term borrowings	29	21	142	122
Other borrowed funds	226	286	963	1,097

Total interest expense	1,504	2,145	7,320	8,750

Net Interest Income	4,784	3,948	17,354	15,767

Provision for loan losses	650	400	1,750	1,300

Net Interest Income After Provision for Loan Losses	4,134	3,548	15,604	14,467

Noninterest Income
Service charges on deposit accounts	297	381	1,292	1,497
Mortgage loans held for sale gains, net	183	140	354	601
Investment securities losses	(31)	(93)	(13)	(142)
Brokerage commissions	164	137	742	500
Earnings on bank-owned life insurance	105	104	423	408
Other income	270	332	1,262	1,094

Total noninterest income	988	1,001	4,060	3,958

Noninterest Expense
Salaries and employee benefits	1,620	1,531	6,667	6,303
Occupancy expense, net	275	264	1,117	1,087
Furniture and equipment expense	125	122	483	569
Professional fees	212	134	780	585
Data processing expense	186	192	713	664
FDIC insurance assessment	177	165	742	872
Other expense	545	536	2,345	2,391

Total noninterest expense	3,140	2,944	12,847	12,471

Income before income taxes	1,982	1,605	6,817	5,954
Income taxes	385	427	1,658	1,552

NET INCOME	$1,597	$1,178	$5,159	$4,402

Earnings per Share - basic	$1.00	$0.75	$3.24	$2.82

Earnings per Share - diluted	$1.00	$0.75	$3.24	$2.79

Average shares outstanding - basic	1,598,218	1,559,778	1,592,038	1,558,877
Average shares outstanding - diluted	1,599,933	1,580,263	1,593,035	1,580,002

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
December 31,	2010	2009

Assets
Cash and due from banks	$5,831	$3,991
Interest-bearing deposits in other banks	4,821	14,296
Federal funds sold	—	3,000

Total cash and cash equivalents	10,652	21,287

Investment securities available for sale	79,655	73,628

Loans (net of unearned income of $25 and $101)	425,069	410,012
Less allowance for loan losses	7,741	6,253

Net loans	417,328	403,759

Premises and equipment	10,572	10,965
Accrued interest receivable	1,888	1,842
Bank-owned life insurance	9,545	9,175
Other assets	12,574	10,001

TOTAL ASSETS	$542,214	$530,657

Liabilities
Deposits :
Noninterest-bearing	43,067	$39,687
Interest-bearing	411,667	403,429

Total deposits	454,734	443,116

Short-term borrowings	13,006	10,974
Other borrowed funds	19,552	24,402
Accrued interest payable	679	1,080
Other liabilities	3,564	3,968

TOTAL LIABILITIES	491,535	483,540

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,652,318 and 1,613,878 shares issued	826	807
Capital surplus	6,273	5,552
Retained earnings	45,177	42,318
Accumulated other comprehensive income	470	507
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS’ EQUITY	50,679	47,117

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$542,214	$530,657

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2010		2009		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$24,674		$24,517		0.6%
Interest expense	$7,320		$8,750		-16.3%
Net interest income	$17,354		$15,767		10.1%
Net income	$5,159		$4,402		17.2%

Shareholders’ Value (per share)
Net income - basic	$3.24		$2.82		14.9%
Net income - diluted	$3.24		$2.79		16.1%
Dividends	$1.44		$1.44		—
Book value	$31.71		$30.21		5.0%
Market value	$36.10		$33.00		9.4%
Market value/book value ratio	113.8%		109.2%		4.2%
Price/earnings multiple	11.1	X	11.7	X	-5.1%
Dividend yield	3.99%		4.36%		-8.5%

Financial Ratios
Return on average assets	0.94%		0.90%		4.4%
Return on average equity	10.43%		9.58%		8.9%
Shareholders’ equity/asset ratio	9.35%		8.88%		5.3%
Dividend payout ratio	44.44%		51.06%		-13.0%
Nonperforming assets/total assets	3.40%		1.90%		78.9%
Allowance for loan loss as a % of loans	1.82%		1.53%		19.0%
Net charge-offs/average loans	0.06%		0.12%		-50.0%
Allowance for loan loss/nonaccrual loans	78.2%		83.1%		-5.9%
Allowance for loan loss/non-performing loans	44.4%		64.6%		-31.3%

Financial Position at December 31,
Assets	$542,214		$530,657		2.2%
Loans	$425,069		$410,012		3.7%
Deposits	$454,734		$443,116		2.6%
Stockholders’ equity	$50,679		$47,117		7.6%

January 2011

Dear Shareholders:

I am pleased to present this report of Dimeco, Inc. for the fourth quarter of 2010. In the midst of continuing economic pressure, we were able to close the year with net income of $5.2 million, an increase of 17% over the previous year. Pricing initiatives that were made on both sides of the balance sheet earlier this year contributed to these very positive results. These changes assisted in increasing the equity to asset ratio by over 5%.

Furthermore, stockholders’ equity grew by more than 7% with an impressive dividend yield of 3.99%. For shareholders, additional good news includes handsome increases in the book value and market value of your Company’s stock. The average return on equity was 10.43%, an increase of almost 9% from a year earlier.

While delivering this good news, we remain mindful of the challenges presented by the ongoing economic issues in our country. Fortunately, loan losses were at a minimum during the year as evidenced by our low net charge offs to average loans ratio. However, during the same period, loan delinquency levels increased as some commercial customers struggled with decreased cash flow and demand for their goods and services. All of these credits continue to be closely monitored and we are pursuing appropriate collection activities, including taking possession of associated collateral, as necessary for commercial loan delinquencies. In recognition of these issues, we prudently raised our allowance for loan losses by over 23% at December 31, 2010, with the allowance for loan loss as a percentage of total loans at 1.82%. Economic forecasting models indicate another year of a stalled economy and we will persist in closely scrutinizing credits as they show any quality deterioration. Our resolve is to work diligently with customers, with an eye toward producing the best results for the Company.

We truly appreciate your continued loyalty and investment and as always, we welcome your comments and questions.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer